Exhibit 4.3

NETWORK COMPUTING DEVICES, INC.

AMENDED CERTIFICATE OF DESIGNATIONS, PREFERENCES AND RIGHTS OF THE TERMS OF THE SERIES B, SERIES B1, SERIES C, SERIES C1 AND SERIES D PREFERRED STOCK

(Pursuant to Section 242 of the General Corporation Law of the State of Delaware)

The undersigned Chief Financial Officer of Network Computing Devices, Inc., organized and existing under the General Corporation Law of the State of Delaware, in accordance with the provisions of Section 103 thereof, DOES HEREBY CERTIFY:

1.             That, on April 11, 2002, the Board of Directors of the Corporation adopted the following resolution creating a series of 290,000 shares designated as Series B1 Preferred Stock, a series of 530,000 shares designated as Series C1 Preferred Stock and a series of 266,129 shares designated as Series D Preferred Stock:

RESOLVED, that three new series of Preferred stock of the Corporation, designated Series B1 Preferred Stock, Series C1 Preferred Stock and Series D Preferred Stock, are hereby created, and that the designation and amount of the Series B Preferred Stock, Series B1 Preferred Stock, Series C Preferred Stock, Series C1 Preferred Stock and Series D Preferred Stock and the powers, preferences and relative, participating, optional and other special rights of the shares of such series, and the qualifications, limitations or restrictions thereof, are as follows:

Section 1:               DESIGNATION AND AMOUNT.

The shares of such series shall be designated as “Series B Preferred Stock” (“Series B Preferred Stock”), par value $.001 per share, “Series B1 Preferred Stock” (“Series B1 Preferred Stock”), par value $.001 per share, “Series C Preferred Stock” (“Series C Preferred Stock”), par value $.001 per share, “Series C1 Preferred Stock” (“Series C1 Preferred Stock”), par value $.001 per share, and “Series D Preferred Stock” (“Series D Preferred Stock”), par value $.001 per share.  The number of shares initially constituting the Series B Preferred Stock, Series B1 Preferred Stock, Series C Preferred Stock, Series C1 Preferred Stock and Series D Preferred Stock shall be 290,000 shares, 290,000 shares, 530,000 shares, 530,000 shares and 266,129 shares, respectively.  The Series B Preferred Stock, Series B1 Preferred Stock, Series C Preferred Stock, Series C1 Preferred Stock and Series D Preferred Stock are sometimes referred to together as the “Senior Preferred Stock.”

Section 2:               DIVIDENDS AND DISTRIBUTIONS.

(a)           Dividends. The holders of the Series B Preferred Stock (the “Series B Holders”), the holders of the Series B1 Preferred Stock (the “Series B1 Holders”), the holders of the Series C Preferred Stock (the “Series C Holders”), the holders of the Series C1 Preferred Stock (the “Series C1 Holders”) and the holders of the Series D Preferred Stock (the “Series D Holders” or, collectively with the Series B Holders, the Series B1 Holders, the Series C Holders and the Series C1 Holders, the “Senior Holders”) shall be entitled to receive when, as and if declared by the Board of Directors, out of any assets legally available therefor, dividends not less than, and in preference and priority to any payment of, any dividend or distribution on the Common Stock or any other class or series of stock of the Corporation ranking junior to the Senior Preferred Stock and pro rata with payment of any dividend on any class or series of stock of the Corporation ranking on a parity with the Senior Preferred Stock as to dividends.  Such dividends on the Series B Preferred Stock, Series B1 Preferred Stock, Series C Preferred Stock, Series C1 Preferred Stock and Series D Preferred Stock shall accrue at the rate of $.41 per share, $.55 per share, $.23 per share, $.23 per share and $.50 per share, respectively, per annum from the date of issuance to the date of payment, based on the actual number of days elapsed, and shall be payable on the payment date fixed by the declaration or, if no payment date is fixed, shall accrue semi-annually on May 31st and November 30th of each year, and upon any Liquidation (as hereinafter defined). In the event dividends in less than the full preferential amount shall be paid to the holders of the Senior Preferred Stock, such dividends shall be distributed ratably among such holders in proportion to the full preferential amount that each such holder is otherwise entitled to receive under this Section 2(a).

(b)           Distributions. As used in this Section 2, the term “distribution” shall mean a transfer of cash, property or securities without consideration, whether by way of dividend or otherwise, or the purchase or redemption of shares of the Corporation.
(c)           Necessary Actions. The Corporation shall take any and all corporate action necessary to declare and pay the dividends required.

Section 3:               LIQUIDATION.

(a)           Liquidation Defined. “Liquidation” means any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation, other than any dissolution, liquidation or winding up in connection with any reincorporation of the Corporation in another jurisdiction.  A Corporate Transaction (as hereinafter defined) shall be deemed to be a Liquidation.  As used herein, “Corporate Transaction” shall mean (i) any consolidation or merger of the Corporation with or into any other corporation or other entity or person, or any other corporate reorganization, in which the stockholders of the Corporation immediately prior to such consolidation, merger or reorganization own less than fifty percent (50%) of the Corporation’s voting power immediately after such consolidation, merger or reorganization, or (ii) a sale, lease, transfer or other disposition of all or substantially all of the assets of the Corporation.
(b)           Rights. Upon a Liquidation, as hereinabove defined, after payment or provision for payment of the debts and other liabilities of the Corporation, and prior to any distribution to the holders of Series A Participating Preferred Stock or Common Stock of the Corporation, the Senior Holders shall be entitled to receive, out of the remaining assets of the Corporation available for distribution to its stockholders, an amount equal to $7.00 per share plus accrued and unpaid dividends, if any, with respect to each share of Series B Preferred Stock or Series B1 Preferred Stock (the “Series B Liquidation Preference”), an amount equal to $3.80 per share plus accrued and unpaid dividends, if any, with respect to each share of Series C Preferred Stock or Series C1 Preferred Stock (the “Series C Liquidation Preference”) and an amount equal to $6.20 per share plus accrued and unpaid dividends, if any, with respect to each share of Series D Preferred Stock (the “Series D Liquidation Preference”).  Following the payment of the full amount of the Series B Liquidation Preference, the Series C Liquidation Preference and the

Series D Liquidation Preference and any preference that is payable to the holders of any other series of Preferred Stock, the holders of Senior Preferred Stock and Common Stock and, to the extent provided for in the Certificate of Incorporation of the Corporation, such other series of Preferred Stock, shall receive their ratable and proportionate share, on a per share and as-converted to Common Stock basis, of the remaining assets to be distributed with respect to such Senior Preferred Stock, such other series of Preferred Stock and Common Stock, respectively.  If upon any Liquidation the assets of the Corporation available for distribution to its stockholders shall be insufficient to pay to the Senior Holders and the holders of any other class of capital stock ranking on a parity with the Senior Preferred Stock (“Parity Holders”) the full Series B Liquidation Preference, Series C Liquidation Preference, Series D Liquidation Preference and liquidation preference payable to such Parity Holders (“Parity Preference”), respectively, the Senior Holders and Parity Holders shall share pro rata in any distribution of assets in accordance with such full Series B Liquidation Preference, Series C Liquidation Preference, Series D Liquidation Preference and Parity Preference amounts, respectively.

Section 4:               VOTING RIGHTS.

In addition to other rights provided herein or by law, the Senior Holders shall be entitled to vote on all matters submitted to the stockholders of the Corporation for vote or consent and, except when a single class vote is required, will vote with the holders of Common Stock as one class.  Each of the Senior Holders shall be entitled to one vote per share of Common Stock issuable upon conversion of the shares of Senior Preferred Stock then held by such holder.

Section 5:               CONVERSION.

(a)           Rate.  The Senior Preferred Stock shall be convertible, at the option of the holder thereof, at a rate of ten (10) shares of Common Stock for each share of Series B Preferred Stock, Series B1 Preferred Stock, Series C Preferred Stock, Series C1 Preferred Stock or Series D Preferred Stock, each subject to appropriate adjustment in the event of any stock split, stock dividend or reverse stock split affecting the Common Stock where the Series B Preferred Stock, Series B1 Preferred Stock, Series C Preferred Stock, Series C1 Preferred Stock or Series D Preferred Stock is not treated in an equivalent manner.
(b)           Limitations on Conversion Rights.  Notwithstanding the provisions of Section 5(a), the right of any holder of shares Series B1 Preferred Stock, Series C Preferred Stock or Series C1 Preferred Stock to convert such shares to Common Stock shall be subject to the following limitations:
(i)            the Series C Preferred Stock and the Series C1 Preferred Stock shall not be convertible unless and until the Certificate of Incorporation of the Corporation is amended to increase the number of authorized shares of Common Stock by not less than 5,300,000;
(ii)           the Series B1 Preferred Stock shall not be convertible (x) during any time when, if the Series B1 Preferred Stock were convertible, any holder of Series B1 Preferred Stock would be deemed to be an Acquiring Person, as such term is defined in the

Rights Agreement dated August 12, 1997 between the Corporation and ChaseMellon Shareholder Services, L.L.C., as the same may be amended from time to time, taking into account all equity securities beneficially owned by such holder, or (y) during any 60-day period following any disposition of securities of the Corporation by any person who, prior to such disposition, would have been deemed to be an Acquiring Person had the Series B1 Preferred Stock been convertible at such time; and

(iii)          the Series C1 Preferred Stock shall not be convertible (x) during any time when, if the Series C1 Preferred Stock were convertible, any holder of Series C1 Preferred Stock would be deemed to be an Acquiring Person, taking into account all equity securities beneficially owned by such holder, or (y) during any 60-day period following any disposition of securities of the Corporation by any person who, prior to such disposition, would have been deemed to be an Acquiring Person had the Series C1 Preferred Stock been convertible at such time.

During the time when the foregoing restrictions are in effect, the Series B1 Holders, the Series C Holders and the Series C1 Holders shall have the same rights upon a Liquidation under Section 3 and the same voting rights under Section 4 as they would have absent such restrictions.

(c)           Mechanics of Conversion.  Upon delivery to the Corporation of the certificate or certificates for the shares of Senior Preferred Stock to be converted, duly endorsed or assigned in blank to the Corporation (if required by it), the Corporation shall issue and deliver to or upon the written order of a Senior Holder, to the place designated by such holder, a certificate or certificates for the number of full shares of Common Stock to which such holder is entitled.

Section 6:               REDEMPTION.

The outstanding shares of a series of Senior Preferred Stock may not be redeemed by the Corporation without the consent of the holders of all of the then outstanding shares of such series.

Section 7:               NO REISSUANCE.

No shares of Senior Preferred Stock acquired by the Corporation by reason of exchange, conversion or otherwise shall be reissued and all such shares shall be canceled, retired and eliminated from the shares of Senior Preferred Stock which the Corporation shall be authorized to issue.

Section 8:               PROTECTIVE PROVISIONS.

(a)           Required Consents. In addition to any other vote or consent required herein or by law, the affirmative vote or written consent of the Series B Holders owning a majority of the outstanding Series B Preferred Stock, the Series B1 Holders owning a majority of the outstanding Series B1 Preferred Stock, the Series C Holders owning a majority of the outstanding Series C Preferred Stock, the Series C1 Holders owning a majority of the outstanding Series C1 Preferred Stock and the Series D Holders owning a majority of the outstanding Series D Preferred Stock, each voting as a separate class, shall be necessary for effecting or validating the following actions:

(i)            Any amendment, alteration, repeal, or waiver of any provision of the Certificate of Incorporation of the Corporation (including the filing of any Certificate of Designations), as in effect from time to time (the “Certificate of Incorporation”), or the Bylaws of the Corporation, that affects adversely the voting powers, preferences, priorities or other special rights or privileges, qualifications, limitations, or restrictions of such series of Preferred Stock;
(ii)           Any redemption or repurchase of capital stock of the Corporation (except for acquisitions of Common Stock by the Corporation under stock option or restricted stock agreements with employees approved by the Board of Directors);
(iii)          Any material disbursement of funds outside of the ordinary course of the Corporation’s business;
(iv)          Any consolidation or merger of the Corporation with or into any other Company or other entity or person, or the entering into any other corporate reorganization;
(v)           Any termination of the Corporation’s line of business as of the date of the first issuance of Series B Preferred Stock or substitution of an unrelated line of business as its principal focus of the Corporation’s activities;
(vi)          Any voluntary dissolution, liquidation winding-up or partial liquidation of the Corporation, or any distribution or transaction in the nature of a partial liquidation or distribution, or any sale or other transfer of all or substantially all of the assets of the Corporation (including shares, or all or substantially all of the assets, of any subsidiary of the Corporation); or
(vii)         Any increase or decrease in the authorized number of shares of any series or class of the Corporation’s capital stock.
(b)           Financial Reports. The Corporation will furnish to the Senior Holders, as soon as practicable, and in any case within 75 days after the end of each fiscal quarter, unaudited quarterly financial statements, and within 90 days after the end of each fiscal year, annual audited financial statements (all prepared in accordance with generally accepted accounting principles consistently applied).

Section 9:               NO IMPAIRMENT.

The Corporation will not, by amendment of its Certificate of Incorporation or through any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms of the Senior Preferred Stock set forth herein, and will at all times in good faith assist in the carrying out of all such terms and in the taking of all such action as may be necessary or appropriate in order to protect the rights of the Senior Holders against impairment. Without limiting the generality of the foregoing, the Corporation will take all such action as may be necessary or appropriate in order that the Corporation may reserve for issuance, and validly and legally issue fully paid and non-assessable Company shares on the conversion of all Senior Preferred Stock from time to time outstanding.

Section 10:             NOTICES.

All notices, requests and other communications shall be in writing addressed to the Corporation at its principal office or to the Senior Holders at their addresses appearing on the stock ownership records of the Corporation and delivered by a nationally recognized overnight mail carrier, certified  mail return receipt requested or facsimile.  Any notice sent by nationally-recognized overnight mail carrier shall be deemed to be delivered on the expected date of delivery.  Any notice sent by certified mail, return receipt requested, shall be deemed to be delivered 3 days after mailing.  Any notice sent by facsimile shall be deemed delivered upon the receipt by sender of written confirmation of transmission.

2.             That the foregoing amendment has been duly adopted in accordance with Section 242 of the General Corporation Law of the State of Delaware.

[Remainder of page intentionally left blank.]

IN WITNESS WHEREOF, I have executed and subscribed this Certificate and do affirm the foregoing as true under the penalties of perjury this 1st day of May, 2002.

/s/ Rudolph G. Morin
Rudolph G. Morin, Chief Financial Officer